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                                                                     Exhibit 5.2

                     [Letterhead of Bank of Ireland Group]

                                 Legal Opinion


                                                            Date: 3 January 2007
To: The Governor and Company of the Bank of Ireland
    Lower Baggot Street
    Dublin 2
    Ireland

Dear Sirs

I am a Senior Legal Adviser to The Governor and Company of the Bank of Ireland (the "Bank") and I am giving this opinion to you in connection with the offering and sale by the Bank in the United States of $500,000,000 aggregate principal amount of the Bank's Floating Rate Medium-Term Notes due December 29, 2008 (the "Notes") registered under the Bank's Registration Statement on Form F-3, filed by the Bank on December 8, 2006 (the "Registration Statement") with the Securities and Exchange Commission. The Notes were issued pursuant to (i) the Indenture, dated as of December 8, 2006 (the "Indenture"), entered into between the Bank and The Bank of New York, as indenture trustee (the "Trustee"), (ii) the Distribution Agreement, dated as of December 8, 2006 (the "Distribution Agreement"), entered into between the Bank and the agents named therein and
(iii) the Terms Agreement, dated as of December 21, 2006, between the Bank and Barclays Capital Inc. (the "Terms Agreement").

In rendering the opinions expressed below, I have examined the following:

1. the Registration Statement, including the prospectus, dated December 8, 2006 (the "Prospectus");

2. the pricing supplement, dated December 21, 2006, relating to the Notes;

3. the Indenture;

4. the Distribution Agreement;

5.  the Terms Agreement; and

6. the Global Note representing the Notes.

I express no opinion as to any laws other than the laws of Ireland and I have assumed



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that there is nothing in the law of any place of performance (other than
Ireland) of any document to which this opinion relates or in the law of any other place which affects this opinion. In particular, I have made no independent investigation into the laws of England or of the United States as a basis of the opinions hereinafter expressed and do not express or imply any opinion thereon.

My opinion shall be governed by and construed and have effect in accordance with the laws of Ireland and, for the avoidance of doubt, the expression of my opinion is limited to the laws of Ireland in force at the date hereof.

In giving this opinion, I have assumed that all documents executed otherwise than by the Bank have been duly executed by persons duly authorised and duly delivered or exchanged in accordance with the laws of the jurisdiction applicable thereto, that all signatures on the originals are genuine and that all copies of documents are correct and conform to the originals. I have also assumed (i) that the Indenture and the Notes constitute legal, valid and binding obligations of the Bank enforceable in accordance with their terms under the laws of the State of New York, (ii) that the Trustee had and has the power and authority to execute and deliver, and to perform its obligations under, the Indenture, (iii) the due authorization, execution and delivery of the Indenture by the Trustee, (iv) the enforceability of the Indenture against the Trustee,
(v) that the Trustee had the power and authority to authenticate the Notes and
(vi) the due authentication of the Notes by the Trustee in accordance with the terms of the Indenture.

Based upon and subject to the foregoing and having regard to such legal considerations that I deem relevant and subject as hereinafter provided, I am of the opinion that at delivery thereof insofar as Irish law and practice are concerned:

(i) The Bank is a corporation duly organised and validly existing under the laws of Ireland, had (at the time of execution, issuance and delivery) and has all the requisite power and authority to execute, deliver and perform its obligations under the Indenture and has all the requisite power and authority to execute, deliver and perform its obligations under the Notes.

(ii) The Indenture has been duly authorised, executed and delivered by the Bank and constitutes a legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms.

(iii) Based on and subject to the foregoing, the Notes have been duly authorised, validly executed, issued and delivered and constitute legal, valid and binding obligations of the Bank entitled to the benefits provided by the Indenture.

Nothing in this opinion must be taken as indicating that obligations would be specifically enforceable; any enforcement against the Bank would be subject to:

(i)    insolvency laws affecting creditors generally,

(ii)   the time barring of claims, and

(iii) the rule that obligations to bear the stamp duty liabilities of others may be void.

I consent to the filing of this opinion as an exhibit to the Bank's Form 6-K filed on



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January 3, 2007 and incorporated by reference in the Registration
Statement. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. I also consent to the reliance by Debevoise & Plimpton LLP as to matters of Irish law upon this opinion in connection with opinions to be rendered by them on the date hereof. Except as stated above, without prior written consent, this opinion may not be furnished or quoted to, or relied upon by any other person or entity for any purpose.

Yours faithfully,


/s/ Philip O'Sullivan

Philip O'Sullivan
Senior Legal Adviser

The Governor and Company of
the Bank of Ireland


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